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                                                                   Exhibit 99(1)


MARRIOTT INTERNATIONAL AGREES TO SELL 29 SENIOR LIVING COMMUNITIES, WILL CONTINUE OPERATING THE COMMUNITIES UNDER LONG-TERM AGREEMENTS

WASHINGTON, D.C., Mar.18, 1997--Marriott International, Inc. (MAR / NYSE) today announced it has executed a letter of intent to sell 29 of its senior living communities to Host Marriott Corporation (HMT / NYSE). Under the terms of the agreement, Host Marriott will purchase all of the common stock of Forum Group, Inc., from Marriott International. Marriott Senior Living Services will continue to operate these communities under long-term agreements. The aggregate sales value to Marriott, comprised of cash, notes to be received from Host Marriott, and Marriott's share of outstanding debt of Forum Group, Inc., is approximately $540 million, including approximately $63 million to be received as expansions at certain communities are completed. The letter of intent is subject to customary due diligence, documentation, approval of the Boards of Directors of both companies and expiration or termination of the Hart-Scott-Rodino Act waiting period requirements.

"Host Marriott is a major strategic partner in our lodging business. We are delighted they are adding these senior living communities to their portfolio of Marriott-operated properties, and we look forward to expanding this new aspect of our relationship with them," said William J. Shaw, president and chief operating officer of Marriott International. "We will continue to provide the finest of care and services to the residents in our communities, and we look forward to growing our senior living business at an accelerated pace in the future," he said.

Over the next decade, it is estimated that the number of Americans age 85 and older will increase by more than 40 percent, while those age 75 and older will grow by over 25 percent. These strong demographic trends make senior living services an attractive growth business for Marriott. Marriott Senior Living Services is the largest operator of quality-tier senior housing in the United

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States. It now provides housing, food service, social activities and skilled nursing care to seniors at 76 communities totaling more than 15,400 living units in 20 states. Marriott facilities for seniors include Brighton Gardens and National Guest Homes assisted living communities, as well as independent full-service and lifecare communities. Mr. Shaw added, "Marriott Senior Living Services expects to operate over 200 communities by the year 2000."

"The sale of these Marriott senior living communities is consistent with our strategy to grow through developing and operating strong hospitality businesses, while limiting our real estate holdings," said Michael A. Stein, executive vice president and chief financial officer of Marriott International. "This transaction adds Host Marriott to our expanding group of retirement community owners, frees up capital for Marriott and provides flexibility for additional long-term growth," he added.

The sale is expected to be completed in the second quarter of 1997. The 29 communities in the transaction are located in 11 states and, at closing, will include approximately 6,500 living units. After closing, Marriott expects to complete the addition of approximately 700 suites or nursing care beds at certain of the communities.

MARRIOTT INTERNATIONAL, INC. is the world's leading hospitality company, with approximately 4,700 operating units in the United States and 27 other countries. Major businesses include hotels operated and franchised under the Marriott, Ritz-Carlton, Courtyard, Fairfield Inns and Suites, Residence Inn, TownePlace Suites, and Executive Residences brands; vacation ownership resorts; food service and facilities management for clients in business, education and health care; senior living communities and services; and food service distribution. The company is headquartered in Washington, D.C. and has approximately 192,000 employees. For its 1996 fiscal year, the company reported total sales of $10.2 billion.

Note: This press release contains "forward-looking statements" within the meaning of federal securities law. These forward-looking statements include, among others, statements concerning the number of senior living communities and units expected to be added in future years; business strategies and their anticipated results; demographic trends in the United States; and similar

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statements concerning anticipated future events and expectations that are not historical facts. The forward-looking statements in this press release are subject to numerous risks and uncertainties which could cause actual results to differ materially from those expressed in or implied by those statements, including competition within the senior living industry, the balance between supply of and demand for senior living accommodations, the Company's continued ability to obtain new operating contracts on current terms, the Company's relations with current and potential retirement community owners, the effect of national and regional economic conditions, receipt of governmental approvals required to construct planned expansions to existing communities, the availability of capital to fund such expansions, and other risks described from time to time in the Company's filings with the Securities and Exchange Commission.

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Contact:  Tom Marder,  301/380-2553